                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934


                             (Amendment No. (____)*



                               DRUG EMPORIUM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON SHARES
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    232175102
                                 --------------
                                 (CUSIP Number)


                                January 15, 1997
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         |_|  Rule 13d-1(b)
         |X|  Rule 13d-1(c)
         |_|  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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                                  SCHEDULE 13G

CUSIP No. 262175102                                                                           (Page 2 of 4)

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     | John B. Gerlach, Jr., Trustee of the John B. Gerlach Trust U/T/A dated February 23, 1974.         |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     | United States                                                                                     |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |  1,248,000                                                      |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |  - 0 -                                                          |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |  1,248,000                                                      |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|              WITH             |       |  - 0 -                                                          |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |       1,248,000                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                     [   ] |
|     |          Not Applicable                                                                     ----- |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |           9.5%                                                                                    |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |           OO (Trust)                                                                              |
-----------------------------------------------------------------------------------------------------------

CUSIP No. 262175102                                                (Page 3 of 4)


ITEM 1.

  (a)  Name of Issuer:   Drug Emporium, Inc.

  (b)  Address of Issuer's Principal Executive Offices:

            155 Hidden Ravines Drive
            Powell, Ohio 43065

ITEM 2.

  (a) Name of Person Filing:

         John B. Gerlach, Jr., Trustee of the John B. Gerlach Trust U/T/A dated February 23, 1974.

  (b) Address of Principal Business Office or, if none, Residence:

          The principal business address for Mr. Gerlach is:

                    c/o Lancaster Colony Corporation
                    37 West Broad Street
                    Columbus, Ohio 43215

  (c) Citizenship:

          United States

  (d) Title of Class of Securities:

          Common Shares, without par value

  (e) CUSIP Number: 262175102

ITEM 3.  Not Applicable.

ITEM 4.  OWNERSHIP.

          (a) Amount beneficially owned:  1,248,000 shares.

          (b) Percent of class: 9.5% (based upon the 13,179,785 Common Shares reported to be outstanding as of August 29, 1998 in the Issuer's Form 10-Q filed for the period ending August 29, 1998).

          (c) Number of shares as to which such person has:
               (i)   sole power to vote or to direct the vote: 1,248,000.
               (ii)  share power to vote or to direct the vote: - 0 -.
               (iii) sole power to dispose or to direct the disposition of:
                       1,248,000.
               (iv)  shared power to dispose or to direct the disposition of:
                       - 0 -.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

            Not Applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

            Not Applicable.

CUSIP No. 262175102                                                (Page 4 of 4)


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

            Not Applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

            Not Applicable

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

            Not Applicable

ITEM 10. CERTIFICATION.

            Not Applicable

                                    SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                           August 31, 1998
                                           -----------------------------------
                                                         Date

                                           /s/ John B. Gerlach, Jr.
                                           -----------------------------------
                                                       Signature

                                           John B. Gerlach, Jr. Trustee of the
                                           John B. Gerlach Trust U/T/A
                                           February 23, 1974
                                           -----------------------------------
                                                       Name/Title